Exhibit 99.(a)(1)(O) (Form of Email announcing extension of exchange offering)
Email from CFO announcing extension of offering
Dear Fellow QADers,
We are extending the expiration date of the Stock Option and Stock Appreciation Right Exchange Program that commenced on June 17, 2009.
The expiration date of Exchange Program is now: 9:00 p.m., Pacific time, on August 12, 2009.

17-June-2009 OPENING	Exchange Program Opens, the Exchange Website will be available to employees.
12-August-2009 NEW CLOSING	Exchange Offer Period Closes at 9pm Pacific, if you wish to participate in the Exchange Program you must submit your election by this date / time.
13-August-2009 NEW GRANTS	Exchange takes place for eligible grants where an election to exchange was received prior to the close of the offer period, new SARs will be priced.

QAD has set up an equity exchange website which has further detail on how the program works, additional detail to assist your decision on participation and the process for making an election to participate. Please visit the website at: www.qadequityexchange.com,
Regards,
Daniel